Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2005

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2005, Chesapeake Utilities Corporation (the “Company”) entered into an agreement in principle (the “Agreement”) with Prudential Investment Management Inc. (“Prudential”) pursuant to which Prudential has agreed in principle, subject to the conditions listed below, to purchase from the Company $20 million in principal amount Senior Notes (the “Notes”) issued by the Company if the Company elects to effect the sale of the Notes to Prudential at any time prior to January 15, 2007. The terms of the Notes would include required principal prepayments in the amount of $2 million annually beginning in 2011.

The obligation of Prudential to purchase the Notes is contingent upon (i) the authorization of the purchase by the Investment Committee of the Prudential Board of Directors, (ii) the agreement by the Company and Prudential on the terms of a Note Purchase Agreement and other documents relating to the financing, (iii) the satisfactory completion by Prudential of its due diligence investigation of the Company, (iv) the absence of any material adverse change in the condition (financial or otherwise) or prospects of the Company after June 29, 2005, and (v) the satisfaction of Prudential’s Law Department with the documentation, proceedings, legal opinions and other matters in connection with the financing.

By agreement of the Company and Prudential, the interest rate on the Notes has been fixed at 5.50%. The Company and Prudential expect to enter into a definitive Note Purchase Agreement within the next two months. The Company has agreed with Prudential that, if the Company determines not to issue the Notes prior to the entry into the Note Purchase Agreement, the Company will make a cancellation payment to Prudential that is intended to equate to the amount of the loss, if any, that Prudential would incur if it elected to hedge its obligation to purchase the Notes from the Company.

Prudential currently holds a 6.91% Note due 2010 issued by Chesapeake, which as of the date hereof has an outstanding principal balance of approximately $5.5 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Michael P. McMasters
—————————————
Michael P. McMasters
Senior Vice President and Chief Financial Officer

Date: July 1, 2005